Exhibit 99.1

PRESS RELEASE

First Community Bancorp	Pacific Liberty Bank
(NASDAQ: FCBP)	(OTCBB: PCLB.OB)

Contact: Matthew P. Wagner	Contact: Rick Ganulin
President and	President and
Chief Executive Officer	Chief Executive Officer
120 Wilshire Boulevard	19950 Beach Boulevard
Santa Monica, California 90401	Huntington Beach, CA 92648
Phone: (310) 458-1521 x271	Phone: (714) 429-2103

FOR IMMEDIATE RELEASE	JUNE 9, 2005

FIRST COMMUNITY BANCORP SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
PACIFIC LIBERTY BANK OF HUNTINGTON BEACH, CA

— Pacific Liberty Acquisition Adds $141.6 Million in Assets and Two Branches for First
Community in Orange County —

Rancho Santa Fe, California; Huntington Beach, California . . . First Community Bancorp (Nasdaq: FCBP) and Pacific Liberty Bank (OTCBB: PCLB.OB) today announced the signing of a definitive agreement and plan of merger pursuant to which First Community will acquire all of the outstanding common stock and options of Pacific Liberty for an aggregate of $41.8 million, consisting of First Community common stock, and cash delivered to holders of Pacific Liberty options.  The definitive agreement contemplates Pacific Liberty shareholders receiving approximately $38.15 per share in First Community common stock, subject to a 5% collar and to adjustment as provided in the definitive agreement.  Pacific Liberty had $141.6 million in assets at March 31, 2005.

Pursuant to the terms of the definitive agreement, Pacific Liberty shareholders will receive First Community common stock for their shares of Pacific Liberty common stock, and Pacific Liberty option holders will receive cash, net of applicable taxes, for the value of their unexercised in-the-money stock options. The exchange ratio for determining the number of shares of First Community common stock deliverable to shareholders of Pacific Liberty will be based on the average closing price of First Community’s common stock over a 15 trading day measuring period ending three days prior to closing.  The collar provisions provide that if First Community’s average common stock closing price for such period decreases below $42.50 per share, the exchange ratio will be set at 0.898 shares of First Community common stock per share of Pacific Liberty common stock, and if First Community’s average common stock closing price for the such measuring period increases above $46.98 per share, the exchange ratio will be set at 0.812 per share of Pacific Liberty common stock.  The definitive agreement may be terminated or the exchange ratio may be further adjusted, in the case of a significant change in the price of

First Community’s common stock which is disproportionate to the change in price of an index over the same period.

The transaction is subject to customary conditions, including the approval of Pacific Liberty’s shareholders and bank regulatory authorities, and is expected to close in the fourth quarter of 2005.  Immediately following the completion of the acquisition, it is anticipated that Pacific Liberty will be merged into Pacific Western National Bank, a Los Angeles-based wholly owned subsidiary of First Community.

Matt Wagner, President and Chief Executive Officer of First Community Bancorp commented, “Pacific Liberty is a true community bank that complements and expands First Community’s position in Orange County.  In a relatively brief period, Pacific Liberty has done a terrific job of building a strong customer base and a sizeable loan portfolio.  Pacific Liberty will make a great fit with Pacific Western.  We look forward to serving their customers and we will welcome their shareholders as ours.”

Pacific Liberty Bank President and Chief Executive Officer Rick Ganulin stated, “We are pleased to have reached this agreement with First Community.  Integrating into a larger organization will satisfy the growing needs of our customer base, and give them access to First Community’s branch network, larger lending limits, and additional services.  We are happy to present our shareholders with this opportunity to realize additional value on their investment.  We thank our shareholders and customers for their tremendous support.”

On April 28, 2005, First Community announced the signing of a definitive agreement to acquire First American Bank, of Rosemead, California for approximately $62.3 million in cash.  First American has four branches in Los Angeles County and had  approximately $244.8 million in assets as of March 31, 2005.

As of March 31, 2005, on a pro forma consolidated basis with First American and Pacific Liberty, First Community would have approximately $3.2 billion in assets with 41 branches throughout Southern California, including Pacific Western which would have approximately $2.0 billion in assets and 28 branches.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $2.8 billion in assets as of March 31, 2005, and two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank. Through its banks’ 35 full-service community banking branches, First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western National Bank has 22 branches throughout Los Angeles, Orange, Riverside and San Bernardino Counties, and First National Bank has 13 branches across San Diego County. Through its subsidiary FC Financial, First National Bank provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com. Information regarding Pacific Western National Bank and

First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

ABOUT PACIFIC LIBERTY BANK

Pacific Liberty is a community-based business bank with 2 offices in Huntington Beach located at Beach and Adams and Springdale and Edinger.  Pacific Liberty specializes in providing commercial, construction, real estate and SBA loans to family-owned business in Southern California.  Pacific Liberty has become the lender of choice for real estate developers in Huntington Beach and neighboring communities in Orange County. Pacific Liberty is also a leading producer of SBA loans in the Santa Ana region of the SBA.

Pacific Liberty is well known in Huntington Beach for its exceptional service and community involvement, as well as its sponsorship of many non-profit events and organizations.

More information about Pacific Liberty can be found on the Internet at www.pacificliberty.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community, Pacific Liberty  and the combined company after completion of the acquisition that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact are forward-looking statements.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community and Pacific Liberty.  First Community and Pacific Liberty caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements.  Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and relative cost savings cannot be realized or realized within the expected time frame; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community, Pacific Liberty or First American do business, are less favorable than expected; legislative or regulatory requirements or changes adversely affect First Community’s, Pacific Liberty’s or First American’s respective businesses; changes in the securities markets; First Community’s ability to consummate the acquisitions of Pacific Liberty and First American, to achieve expected synergies and operating efficiencies within expected time-frames or at all or to retain Pacific Liberty’s and First American’s customer bases and customer relations or successfully integrate Pacific Liberty’s and First American’s operations; regulatory approvals for the acquisitions cannot be obtained on the terms expected or on the anticipated schedule; and other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”) and [each of Pacific Liberty’s and] First American’s public filings with the Board of Governors of the Federal Reserve System

(the “FRB”).  If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s, Pacific Liberty’s or First American’s results could differ materially from those expressed in, implied or projected by, such forward-looking statements.  First Community and Pacific Liberty assume no obligation to update such forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Investors and security holders are urged to carefully review and consider First Community’s public filings with the SEC, including but not limited to its Annual Reports on Form 10-K for the year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the reporting periods of 2005.  The documents filed by First Community with the SEC may be obtained free of charge at First Community’s website at  www.firstcommunitybancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by requesting them in writing to First Community Bancorp c/o Pacific Western National Bank, 275 North Brea Boulevard, Brea, CA 92821; Attention: Investor Relations, or by  telephone at (714) 671-6800.

Investors seeking additional information about Pacific Liberty may request copies of its Annual Report to Shareholders and 2005 Annual Meeting Proxy Statement free of charge from Pacific Liberty by requesting them in writing from Cathy Williams, Executive Vice President and Chief Financial Officer, Pacific Liberty Bank, 19950 Beach Blvd., Huntington Beach, California 92648, or by telephone at (714) 429-2105, or by email at cwilliams@pacificliberty.com.

This press release does not constitute an offer to sell securities or a solicitation of an offer to buy and does not constitute solicitation material in respect of the proposed acquisition of Pacific Liberty Bank.  In connection with the proposed transaction, First Community intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement to stockholders of Pacific Liberty and other relevant documents in connection with the proposed transaction.  SHAREHOLDERS OF PACIFIC LIBERTY ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST COMMUNITY, PACIFIC LIBERTY AND THE PROPOSED TRANSACTION.  The final proxy statement/prospectus will be mailed to shareholders of Pacific Liberty.  Investors and security holders will be able to obtain these documents free of charge at the SEC’s public reading room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, at the SEC’s website at www.sec.gov., at First Community’s website at  www.firstcommunitybancorp.com or from Pacific Liberty by requesting them in writing from Cathy Williams, Executive Vice President and Chief Financial Officer, Pacific Liberty Bank, 19950 Beach Blvd., Huntington Beach, California 92648, or by telephone at (714) 429-2105, or by email at cwilliams@pacificliberty.com.

PARTICIPANTS IN SOLICITATION

Pacific Liberty and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed acquisition.  Information about the directors and executive officers of Pacific Liberty and their ownership of Pacific Liberty stock are set forth in the Proxy Statement for Pacific Liberty’s 2005 Annual Meeting of Shareholders.  Additional information regarding the interests of such participants in the proposed transaction will be included in the proxy statement/prospectus, when it becomes available.